UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 Or 15(d) Of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event report) April 18, 2006
FIRST SECURITY BANCORP, INC.
(Exact name of registrant as specified in its charter)

Kentucky	000-49781	61-1364206
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

318 EAST MAIN STREET
LEXINGTON, KENTUCKY 40507
(Address of principal executive offices)

Registrant’s telephone number, including area code: (859) 367-3700

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement

In preparation for the closing of the Agreement and Plan of Merger, dated as of December 12, 2005, among First Security Bancorp, Inc., First Security Bank of Lexington, Inc., American Founders Bancorp, Inc., American Founders Acquisition, Inc. and American Founders Bank, Inc., First Security Bancorp (the “Company”) is in the process of using its best efforts to enter into option cancellation agreements with the holders of outstanding options to purchase Company stock issued under the Company’s Stock Award Plan. Under these option cancellation agreements, effective immediately prior to the closing of the merger of the Company and American Founders Acquisition, all of the outstanding options will be cancelled, and the applicable option agreement evidencing such options will be terminated. As consideration for the cancellation of the options, the Company will pay to the optionee on or about the closing of the merger transaction an amount equal to the per share merger consideration ($24.00 per share if the closing of the merger transaction occurs on or before April 30, 2006) less the exercise price per share for the applicable options, multiplied by the number of shares of common stock issuable upon exercise of the options (the “cash-out value”). Any such payment to optionees who are employees or former employees would be subject to applicable tax withholdings.

In addition, the Company is entering into an amendment to the Employment Agreement under which stock options have been granted to the Company’s President and CEO (R. Douglas Hutcherson) to cancel those options, as described below.

Holders of outstanding options include current and former directors, executive officers and employees of the Company or its subsidiary First Security Bank. The following table shows the number of the outstanding options held by each of the directors and executive officers of the Company, and the cash payment each will be entitled to receive upon cancellation of their respective options (subject to any applicable tax withholdings), assuming each enters into an option cancellation agreement with the Company and the closing of the merger transaction occurs on or before April 30, 2006.

Name and Position	Number of Shares under Option	Total Cash Payment
Julian E. Beard, Director	20,500	$ 157,125
Harold Glenn Campbell, Director	5,500	32,125
David Chrisman, Executive officer	1,500	10,275
A.F. Dawahare, Director	5,500	32,125
David Donaldson, Executive officer	1,500	10,275
Kenneth L. Gerson, Director	5,500	32,125
Tommy R. Hall, Director	5,500	32,125
R. Douglas Hutcherson, Director and executive officer	20,000	200,000*
Erle L. Levy, Director	5,500	32,125
Ira P. Mersack, Director	5,500	32,125
Robert J. Rosenstein, Director	5,500	32,125
Donald Shannon, Executive officer	5,000	26,975
Richard S. Trontz, Director	5,500	32,125
Kathy E. Walker, Director	5,500	32,125
D. Woodford Webb, Jr. , Director	5,500	32,125

TOTAL	103,500	$ 725,900
*See further explanation below with respect to Mr. Hutcherson’s options.

As of the date of this Form 8-K, there are an additional 51,600 options outstanding and held by former directors, executive officers or employees that will entitle such optionees should they enter into option cancellation agreements with the Company to an aggregate payment of $280,560. The Company began entering into these option cancellation agreements with optionees on April 18, 2006. If the merger does not occur and the merger agreement is terminated, the option cancellation agreements will automatically terminate and the options subject thereto will not be canceled.

Under his Employment Agreement with the Company, Mr. Hutcherson was granted options to purchase 20,000 shares at an exercise price of $14.00 per share which are currently exercisable. At that exercise price, the cash-out value of those options is $200,000, based on a $24 merger price and less any applicable tax withholdings. In light of recent tax law changes that would impose additional taxes on Mr. Hutcherson upon the cancellation of his options that the Company believes undermines the compensatory nature of Mr. Hutcherson’s options, the option cancellation agreement to be entered into between the Company and Mr. Hutcherson will amend his Employment Agreement to (i) cancel Mr. Hutcherson’s existing options and replace them with options to purchase 20,000 shares at an exercise price of $16.00 per share ($40,000 more than his current exercise price, in the aggregate), (ii) cancel the replacement options immediately prior to the merger (with a cash-out value of $160,000, based on a $24 merger price) and (iii) provide for a $40,000 payment of deferred compensation to Mr. Hutcherson in April 2007 to compensate him for the increase in the exercise price of his options (and the reduction in the corresponding cash-out value). The net effect of these transactions is that a total $200,000 would still be paid to Mr. Hutcherson, but the payment (and the Company’s tax deduction) of $40,000 of that amount would be deferred until calendar year 2007.

Also in light of the recent tax law changes, the Company’s Board of Directors has approved amendments to the Company’s Stock Award Plan that provide that, effective as of January 1, 2005, no option can be granted under the Plan with an exercise price less than the fair market value of the Company’s common stock on the date of the grant. These amendments further provide that all options granted under the Stock Award Plan prior to January 1, 2005, but outstanding and unexercised as of January 1, 2005, which have been subject to a material modification after October 3, 2004, will have an exercise price no less than the fair market value of the Company’s common stock on the date of grant of the option. In addition, effective January 1, 2005, no option can now ever be converted under the Stock Award Plan in a manner inconsistent with Internal Revenue Code Section 424.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST SECURITY BANCORP, INC. (Registrant)

Date: April 24, 2006	By:	/s/ R. Douglas Hutcherson
R. Douglas Hutcherson
President and Chief Executive Officer

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